Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact: Shawn O. Walker, EVP – Communications
814.728.7674
Shawn.Walker@northwest.com
www.northwest.bank

Northwest Bancshares, Inc. and Northwest Bank Name Louis J. Torchio President
and Chief Executive Officer

William W. Harvey, Jr. Appointed Chief Operating Officer

Columbus, Ohio (August 18, 2022) — Northwest Bancshares, Inc. (Nasdaq: NWBI) and Northwest Bank today announced that Louis J. Torchio has been appointed President and Chief Executive Officer of both companies, effective immediately. Mr. Torchio joined Northwest Bank in 2018, most recently serving as Senior Executive Vice President, Retail Lending and Business Banking.

Mr. Torchio brings more than 31 years of experience in the banking industry to his position as President and Chief Executive Officer. Prior to joining Northwest, he held senior leadership and executive committee positions at both large regional and community banks, including the former Charter One Bank, Bank One and Mellon Bank. At Northwest Bank, Mr. Torchio led the transformation and scaling of the residential lending and indirect lending groups, which generated significant fee income and balance sheet growth. Additionally, Mr. Torchio launched an initiative to further develop and expand the business banking and Small Business Administration (SBA) lending divisions.

Mr. Torchio is a graduate of Fairmont State University where he earned degrees in Business Administration and Computer Science. In addition, he earned a Master of Business Administration in Finance and Financial Services Management at Franklin University.

Also, effective immediately, William W. Harvey, Jr., who served as interim President and Chief Executive Officer since the passing of Northwest’s Chairman, President, and Chief Executive Officer Ronald J. Seiffert on May 24, 2022, has been named Chief Operating Officer in addition to his responsibilities as Chief Financial Officer. Prior to his assuming the position of interim President and Chief Executive Officer, Mr. Harvey served for 20 years as Chief Financial Officer. He will continue in this capacity. Mr. Harvey has been employed by Northwest Bank since 1996.

Both Mr. Torchio and Mr. Harvey have been appointed to the Northwest Bancshares, Inc., and Northwest Bank Board of Directors. Timothy B. Fannin, who has served as interim Chairman of the Board of Northwest Bancshares, Inc., and Northwest Bank since the passing of Mr. Seiffert, will continue in the role as Chairman of the Board.

In announcing today’s appointments, Mr. Fannin said, “Lou’s strong familiarity with our organization and depth of industry experience make him the ideal person to lead Northwest Bank into its next era as a growing, successful, and independent financial institution. As we continue to execute our strategic plan, the board of directors and I are excited about what the future holds for Northwest under the extremely capable leadership of Lou, Bill, and the rest of our Northwest executive leadership team.”

“I’m humbled and honored to serve as President and Chief Executive Officer of Northwest Bank,” said Mr. Torchio. “I’m looking forward to collaborating with colleagues across the Bank as we continue our pursuit of excellence for our customers and our team members in every aspect of our organization and work to maximize shareholder return as we remain mindful of our risk profile in an ever-changing economic environment.”

About Northwest
Northwest Bancshares, Inc (Nasdaq: NWBI) is a $14 billion asset financial services company headquartered in Columbus, Ohio, and the parent company of Northwest Bank, a Pennsylvania chartered savings bank headquartered in Warren, Pennsylvania. The Company serves consumers, small businesses, corporations, and municipalities with a diverse offering of banking, lending, payments, and wealth management solutions. As of June 30, 2022, Northwest Bank operates 142 full-service branches across Pennsylvania, New York, Ohio, and Indiana and provides customers fee-free access to more than 55,000 ATMs across the United States. Visit northwest.com for more information.

Forward-Looking Statements
This release may contain forward-looking statements with respect to the financial condition and results of operations of Northwest Bancshares, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses or the ability to complete sales transactions; (7) increased risk associated with commercial real-estate and business loans; and (8) the effect of any pandemic, including COVID-19, war or act of terrorism. Management has no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release.

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